Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com - Products - PowerShares DB Crude Oil Exchange Traded Notes

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The PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO),
PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and
PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO)
(collectively, the "PowerShares DB Crude Oil ETNs") are the first U.S.
exchange-traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Oil, which is intended to track the long or short performance of the underlying futures contracts of a basket of oil future contracts. The Long ETN is based on the Optimum Yield[] version of the
Index, and the Short and Double Short ETNs are based on the standard version of the Index.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Crude Oil ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

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  Fact Sheet Prospectus          Download Historical Repurchase Value
------------------------------  -------------------------------------
Financial Details
                               OLO         SZO              DTO         -
                               1/28/2013   1/28/2013        1/28/2013   -
Last Update
                               3:08 PM EST 2:36 PM EST      4:00 PM EST -
Price                          13.33       41.23            40.50       -
Indicative Intra-day Value     13.35       41.30            40.52       -
Last End of Day RP Value       13.2774     41.5657          41.0595     -
Last Date for End of Day Value 1/25/2013   1/25/2013        1/25/2013   -
ETN History as of 12/31/2012(1) (Growth of $10,000 since June 30, 2008)

http://beta.powersharesetns.com/portal/site/etns/crudeoil

1/28/2013

PowerSharesETNs.com  - Products - PowerShares DB Crude Oil Exchange Traded Notes

PowerShares DB Crude Oil ETN and Index Data

Ticker Symbols
Crude Oil Long         OLO
Crude Oil Short        SZO
Crude Oil Double Short DTO

Intraday Indicative Value Symbols

Crude Oil Long             OLOIV
Crude Oil Short            SZOIV
Crude Oil Double Short     DTOIV
CUSIP Symbols
Crude Oil Long         25154K866
Crude Oil Short        25154K874
Crude Oil Double Short 25154K809
Details
ETN price at listing       $25.00
Inception date            6/16/08
Maturity date              6/1/38
Yearly investor fee        0.75%
Listing exchange       NYSE Arca
DB Optimum Yield Crude
                       DBLCOCLT
Oil[] Index
DB Standard Crude Oil
                         DBRCLTR
Index

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal  protected Leveraged losses Subject to an investor fee Limitations on repurchase  Concentrated  exposure to Crude oil Acceleration risk Credit risk of the issuer

Benefits

Leveraged and short notes Relatively low cost Intraday access Listed

ETN Performance and Index History(%)(1)
As of 12/31/2012                     1 Year 3 Year   5 Year 10 Year Inception
ETN Performance
Crude Oil Long                        -8.83  -1.81        -       - -13.58
Crude Oil Short                        5.95  -3.48        -       - 12.71
Crude Oil Double Short                 7.24 -12.74        -       - 13.30
Index History
Deutsche Bank Liquid Commodity
                                      -8.21  -1.07    -4.83       - -12.90
Index-Optimum Yield Oil
Deutsche Bank Liquid Commodity
                                     -11.54  -4.23   -14.17       - -21.97
Index-Oil
Comparative Indexes(2)
SandP 500 Index                         16.00 10.87      1.66       -  3.50
Barclays Capital U.S. Aggregate        4.22   6.19     5.95       -  6.54
------------------------------- ----------- -------- ------ ------- ---------
Long Index Weights
As of 1/14/2013
Commodity                       Contract Expiry Date               Weight (%)
Light Crude                               6/20/2013                  100.00
------------------------------- -------------------- ------ ------- ---------
Short Index Weights
As of 1/14/2013
Commodity                       Contract Expiry Date               Weight (%)
Light Crude                               2/20/2013                  100.00

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index-Oil is Jan. 12, 2004. The inception date of the Index's Optimum Yield version is May
24, 2006. ETN Performance is based on a combination of the monthly returns from the relevant Commodity Index plus the monthly returns from the DB 3-Month T-Bill
Index (the "T-Bill Index"), resetting monthly as per the formula applied to the
PowerShares DB Crude Oil ETNs, less the investor fee. The Long ETN is based on the Deutsche Bank Liquid Commodity Index -- Optimum Yield Crude Oil[], and the
Short and Double Short ETNs are based on the standard version of the Deutsche
Bank Liquid Commodity Index -- Light Crude[] (the "Commodity Indexes"). The
T-Bill Index is intended to approximate returns from investing in 3-month United
States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

http://beta.powersharesetns.com/portal/site/etns/crudeoil

1/28/2013

PowerSharesETNs.com  - Products - PowerShares DB Crude Oil Exchange Traded Notes

Transparent (2)  The  SandP  500([R])  Index  is an  unmanaged  index  used as a measurement  of  change  in  stock  market  conditions  based on the performance  of a specified  group of common  stocks.  The  Barclays
            Capital U.S. Aggregate Bond Index[] is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
            An investment in the  PowerShares DB Crude Oil ETNs involves  risks, including possible loss of principal.  For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

            Not  FDIC  Insured  -- No  Bank  Guarantee  -- May  Lose  Value  The
            PowerShares  DB Crude Oil ETNs are senior  unsecured  obligations of
            Deutsche  Bank  AG,  London  Branch,  and  the  amount  due  on  the
            PowerShares  DB Crude Oil ETNs is  dependent  on  Deutsche  Bank AG,
            London  Branch's  ability to pay. The  PowerShares DB Crude Oil ETNs are riskier than  ordinary  unsecured  debt  securities  and have no principal protection. Risks of investing in the PowerShares DB Crude
            Oil  ETNs  include  limited  portfolio  diversification,   uncertain
            principal  repayment,  trade  price  fluctuations,  illiquidity  and leveraged losses.  Investing in the PowerShares DB Crude Oil ETNs is not  equivalent  to a  direct  investment  in  the  index  or  index components.  The  investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the  relevant  index has  increased.  If at any time the  redemption  value of the  PowerShares DB Crude Oil ETNs is zero,  your  investment  will expire  worthless.  Deutsche  Bank may accelerate the  PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.  Ordinary brokerage  commissions  apply, and there are tax consequences in the event of sale,  redemption or maturity of the  PowerShares  DB Crude
            Oil ETNs.  Sales in the  secondary  market may result in losses.  An investment in the  PowerShares DB Crude Oil ETNs may not be suitable for all investors.

            The  PowerShares  DB Crude  Oil ETNs are  concentrated  in crude oil commodity futures contracts.  The market value of the PowerShares DB
            Crude  Oil ETNs may be  influenced  by many  unpredictable  factors, including,  among other  things,  volatile  oil  prices,  changes in supply and demand  relationships,  changes in  interest  rates,  and monetary and other governmental  actions.  The DB Crude Oil ETNs are concentrated  in a single  commodity  sector,  are  speculative  and generally will exhibit  higher  volatility  than commodity  products linked to more than one  commodity  sector.  The DB Crude Oil Double
            Short ETN is a  leveraged  investment.  As such,  it is likely to be more  volatile  than  an  unleveraged  investment.  There  is also a greater  risk of  loss  of  principal  associated  with a  leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

The PowerShares DB Crude Oil ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by means of securities that reset their exposure monthly.
Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested)
is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns/crudeoil

1/28/2013